Exhibit 3.15

MR GRANTOR TRUST

This Trust Agreement is by and between Mont Royal, L.L.C, a Delaware limited liability company, 8112 Maryland Avenue, Suite 250, St. LoUis, Missouri 63105, as Grantor, (hereinafter referred to as “Grantor”), Keith S. Harbison and John J. Horgan, Jr., each of 8112 Maryland Avenue, Suite 250, St. Louis, Missouri 63105, as Trustees, (hereinafter referred to as “Trustees”).

N O W, T H E R E F O R E ,

The Grantor hereby transfers to the Trustees the sum of $10, and the Trustees agree to hold the same, together with all other property which may hereafter be transferred to them, whether by gift, by devise or bequest, or by some other method (said sum and all such other property, as constituted from time to time, being hereinafter collectively referred to as the “trust estate”), IN TRUST upon the following terms:

ARTICLE 1

Name: Scope of Trust Agreement

Section 1.1. Name. This Trust may be known as the “MR Grantor Trust”

Section 1.2. Property to Which Trust Agreement Applies. The provisions of this Trust Agreement shall apply not only to the sum hereby transferred to the Trustees but also to any other property acceptable to them which the Grantor or any other person may hereafter add to any trust hereunder.

ARTICLE 2

Grantor Trust Status of Trust

Section 2.1. General. Grantor intends that this Trust be a “grantor trust” with respect to it under Sections 671-679 of the Internal Revenue Code of 1986 (the “Code”). The provisions of this Article 2 shall be interpreted best to effectuate this intention, and the Trustees shall have the power to amend this Trust in any manner required for the purpose of insuring that the Trust be treated as a grantor trust with respect to the Grantor under Sections 671-679 of the Code.

Section 2.2. Certain Powers.

(a)	During the period of the Grantor’s existence:

(i)	If Grantor requests, the Trustees shall transfer any trust assets to it in exchange for a transfer from it of assets of equivalent value. Grantor may make this request at any time.

(ii)	If Grantor requests, the Trustees shall lend to it any income or principal of the Trust as it may request without requiring it to provide security with respect to such loan. Grantor may demand such a loan at any time. Any such loan shall provide for Grantor to pay adequate interest

(iii)	Grantor may revoke this Trust in whole or in part at any time.

(b)	Grantor shall exercise the powers granted to it under this Article 2 solely in a nonfiduciary capacity, and the Trustees shall exchange assets with it on its request or shall lend to it any such income or principal of the Trust as it so requests without the consent of any “adverse party” (as defined in Section 672 of the Code). Moreover, no fiduciary duty imposed upon the Trustees or any other person may be asserted as a defense to Grantor’s exercise of the powers granted to it under this Article 2.

Section 2.3. All Other Cases. Except as set forth above, the Trustees shall collect the income, if any, from the crust estate, and after deducting from said income such expenses of administration as shall be properly chargeable thereto, shall accumulate and add the net income to the principal of the trust estate or distribute such net income or principal to the Grantor as the Grantor may request from time to time.

ARTICLE 3

Portability

Section 3.1. Portability. The Trustees may at any time and from time to time, change the situs of any Trust created hereunder, any may take such action regarding substitute trustees as shall be necessary to effect any situs change. It is the Grantor’s intention that the Trustees shall, among other things, change the situs of the Trust if it shall be necessary to do so to allow the Trust to last in perpetuity.

ARTICLE 4

Additions to Trusts

Section 4.1. General. The Trustees are authorized and empowered to receive property from any person or persons as additions to any trust created by this Trust Agreement and to hold the same upon such trusts and to administer it under the provisions hereof.

ARTICLE 5

General Provisions

Section 5.1. Accounting by Trustees. Each year the Trustees shall render to the beneficiary or beneficiaries then entitled or eligible to receive income of each trust created herein an accounting of the administration of such trust, and such accounting shall be deemed to have been accepted and approved by each such beneficiary who shall not have delivered written objection thereto to the Trustees within thirty (30) days after receipt of such accounting.

Section 5.2. Perpetuities Clause. Notwithstanding any other provision of this Trust Agreement, if any interest in a trust hereunder would but for this Section 5.2 fail to vest within the period required by any applicable Rule Against Perpetuities, the same shall be distributed, on the latest date which shall be permissible within said Rule, to those persons to whom and in those proportions in which the same would have been distributable had this Trust Agreement provided instead for the termination of said trust on said latest date.

Section 5.3 Responsibility for losses. The Trustees shall not be responsible for any loss to or depreciation of the assets of the trusts hereby created whenever they have acted in good faith and with reasonable care and diligence.

Section 5.4. Compensation of Trustees. The Trustees shall be entitled to reasonable compensation, including termination fees, for services performed hereunder, such compensation to include and be commensurate with the value of any extraordinary services required to be performed hereunder. In the event a corporate Trustee shall act as Trustee hereunder, it shall be compensated for its services in accordance with its published schedule of fees in effect when such services are rendered. Any Trustee may waive the right to compensation.

Section 5.5. Dealing with Trustees. All persons dealing with the Trustees may assume the existence of the powers herein granted to the Trustees and their proper exercise by the Trustees. No person dealing with the Trustees shall be bound to inquire as to whether they are acting properly, and no person dealing with the Trustees shall be liable for actions of the Trustees in excess of their authority. No person dealing with the Trustees shall be bound to inquire as to the application of trust assets paid or delivered to the Trustees.

Section 5.6. Authority of Trustees. If two Trustees are acting as Trustees hereunder, either of them alone shall have the authority to perform the rights, powers, discretions and duties granted to the Trustees hereunder or by applicable law. If three or more Trustees are acting as Trustees hereunder, any such authority may be exercised by a majority.

ARTICLE 6

Trustee’s Powers

Section 6.1. General. In addition to and not in derogation of the rights, powers and discretions given by law or this Trust Agreement, the Trustees shall have the following rights, powers and discretions, all of which shall be exercised by them solely in their fiduciary capacity, provided that none of the powers granted herein or by law may be used by the Trustees or any other person to prevent Grantor from exercising the powers granted to them under Article 2 hereof:

(a)	Retain assets. To retain any property, real or personal, tangible or intangible, moveable or immoveable, wheresoever located, in the form received, whether or not such property shall be a legal investment for trustees;

(b)	Sell or convey assets. To sell, convey or exchange any property, real or personal, tangible or intangible, moveable or immoveable, wheresoever located, to or with any person, in such manner and upon such terms as the Trustees may deem advisable and to mortgage the same without approval of any court;

(c)	Make leases. To join in or to make leases, with or without option to purchase, on any real estate constituting a part of the trust estate for any term even though such leases may extend beyond the termination of the trusts, and such leases shall be binding upon all persons;

(d)	Pay taxes, etc. To pay all taxes, to maintain insurance, to make repairs and improvements to property, and otherwise to protect and preserve the property constituting a part of the trusts hereby created;

(e)	Borrow money. To borrow money, from a Trustee or from others, and as security for such loans to mortgage or encumber or pledge such part or all of the assets of the trusts hereby created as they shall deem advisable, to purchase assets from the Grantor or others on an installment basis or otherwise, and to insure such installment obligation or other promissory notes therefore, and to secure the same as the Trustees shall deem appropriate;

(f)	Invest in wide range of assets. To invest and reinvest any funds coming into their hands as Trustees in all lands of property, real or personal, wheresoever located; to lend money to and purchase assets from the Grantor, with or without security; to invest and reinvest funds in partnerships, as a general or a limited partner, in stocks, bonds, options, warrants, notes, debentures, futures and other securities, or in other property, real or personal, tangible or intangible, moveable or immoveable, of every kind and wheresoever situated, secured or unsecured, as they shall deem advisable and without limitation as to the character of the investment under any statute or rule of law regarding fiduciaries; and to purchase, hold and retain interests of any and all kinds in partnerships, limited partnerships, corporations, closely held corporations, limited liability companies and unlimited liability companies; as the Trustees shall determine; and, in connection with any of the foregoing, the Trustees are specifically authorized to direct the payor of any dividends, interest, distributions or other income due the trust to remit the same directly to Grantor.

(g)	Remove property. To remove property of the trust estate from one jurisdiction to another without the necessity of obtaining judicial authorization therefor;

(h)	Give proxies. To give proxies, to deposit securities with and transfer title to committees representing security holders, and to participate in voting trusts, reorganisations and other transactions involving the common interest of security holders;

(i)	Ascertainment of income and principal. To select an annual accounting period; to allocate or charge all receipts and disbursements to or against income and principal in accordance with the law governing this Trust Agreement, exercising reasonable discretion in the resolution of questions arising in connection with such allocation or charging;

(j)	Litigation and compromise. To compromise, contest, submit to arbitration or otherwise settle any and all claims in favor of or against the Trustees or the trusts hereby created;

(k)	Employ advisors and other agents. To employ such advisors, brokers, agents, accountants and attorneys as shall be reasonably necessary in managing and protecting the assets of the trusts hereby created and to pay any of the foregoing reasonable compensation and to receive reimbursement therefor and for all other proper expenses and charges;

(1)	Distributions in kind. To make any distribution or division of the principal of the trusts hereunder, or of the income thereof, in cash or in kind, or partly in cash and partly in kind, and to allot to any separate trust, fund or share hereunder an undivided interest in any part or all of any securities or other property constituting a part of the trust estate;

(m)	Nominee. To cause any securities or other property constituting a part of the trust estate to be issued, held or registered in the name of the Trustees without disclosing a fiduciary relationship, or in the name of a nominee, or in such other form that title will pass by delivery;

(n)	Invest in own stock and common funds. At any time when there shall be a Corporate Trustee acting hereunder, to hold and retain any stock or other securities issued by said Trustee or by a bank holding company to which said Trustee is related or with which they are affiliated; and to invest in any common fund or funds managed by the Corporate Trustee;

(o)	Tax elections. To utilize any available tax deductions or options and to make any tax elections with a view to obtaining the greatest net tax saving or benefit, whether immediate or prospective, and in any such case no adjustment of fiduciary accounts or of beneficial interests need be made to compensate therefor;

(p)	Divide Trust Estate. To divide the trust estate into separate trusts, and to commingle the property of the separate trusts, in either case, in the discretion of the Trustees;

(q)	All other acts. To do all other acts which they shall deem necessary or advisable for the proper or advantageous management, investment and distribution of the assets of the trusts hereunder, and all other acts which the Trustees are authorized to perform by applicable law.

ARTICLE 7

Resignation of a Trustees: Appointment of Successors

Section 7.1. Resignation. Any Trustee may resign at any time by giving at least thirty (30) days’ written notice of intention to do so to the Grantor. Notice shall be effective if given personally or if deposited in the mail, postage prepaid, addressed to the Grantor. In the event that at the end of the thirty (30) days hereinbefore provided for the giving of written notice of resignation, no successor Trustee shall have been appointed by the Grantor, and if the resigning Trustee is the only Trustee then acting, then the resigning Trustee shall petition the appropriate court having jurisdiction for the appointment of a successor Trustee prior to resigning; provided, however, Grantor shall retain the right to appoint a Successor Trustee at any time.

Section 7.2. Successor Trustees. If at any time there shall be a vacancy in the office of Trustees, such vacancy shall be filled by such person as shall be appointed by the Grantor, provided, however, the

Grantor may elect to have only one Trustee act at any time, or from time to time. Any successor Trustee shall have all of the rights, powers and discretions conferred, and be subject to all of the duties, hereby or by law imposed upon the original Trustee. No Trustee, whether or not named herein, shall be required to give any bond. No successor Trustee shall be liable or responsible in any way for any acts or defaults of any predecessor Trustee or for any loss or expense arising out of or occasioned by anything done or left undone by any predecessor Trustee. After the appointment of a successor, a resigning Trustee shall deliver to such successor Trustee all of the assets which the resigning Trustee holds in trust under this Trust Agreement, and the successor Trustee shall incur no liability or responsibility to the Grantor or to any beneficiary under this Trust Agreement for any assets not so delivered to such successor Trustee.

Section 7.3. Power to remove Trustees. The Grantor shall have the right to remove any Trustee from office hereunder, such removal to be effective upon receipt by such Trustee of written notice of removal from Grantor.

ARTICLE 8

Indemnification of Trustees

Section 8.1. General. The Grantor agrees to indemnify the Trustees and save them harmless against and from any and all losses, damages, costs, expenses, fees and taxes imposed on the trust estate which the Trustees may hereafter suffer, be put to, pay or lay out by reason of or in connection with their compliance with the terms of this Trust Agreement, exclusive, however, of such losses, damages, costs, expenses, fees or taxes as a result from the Trustees’ own negligence, fault or misconduct or that of persons employed by them, and to the extent that the Trustees shall sustain any such losses, damages, costs, expenses, fees or taxes (exclusive as aforesaid) they may reimburse themselves therefor from the funds which they hold hereunder. The Grantor further agrees that if such funds are insufficient for such reimbursement in full it will pay the Trustees an amount equal to such insufficiency. The Trustees are authorized to obtain insurance from the funds which they hold hereunder to cover and indemnify them for any and all losses, damages, costs, expenses, fees and taxes they suffer or incur in performance of their duties hereunder.

ARTICLE 9

Final Provisions

Section 9.1. Governing Law. This Trust shall have its situs in the State of Missouri, and the validity, construction and administration of this Trust Agreement shall be governed by and construed in accordance with the laws of said State, without giving effect to such jurisdiction’s principles of conflict of laws, unless the situs of this Trust Agreement or any trust created hereunder is changed pursuant to Article 3.

Section 9.2. Severability. If any provision of this Trust Agreement shall be held invalid or unenforceable, the remaining provisions hereof shall nevertheless continue in force and be fully effective.

Section 9.3. Captions; Headings. The captions and section numbers appearing in this Trust Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of such sections, nor in any way affect this Trust Agreement or have any substantive effect.

Section 9.4. Counterparts. This Trust Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.5. Definition of “Beneficiaries”. When the context requires, the term “beneficiaries” means the Grantor.

Section 9.6. Definition of “Internal Revenue Code”. As used in this Trust Agreement, the terra “Internal Revenue Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, or any future Internal Revenue Code, and each reference to a section of said Code shall be deemed to include future amendments to such section as well as the corresponding provision of future Internal Revenue laws.

Section 9.7. Definition of “discretion”. Except where otherwise expressly provided, as used in this Trust Agreement, the term “discretion” shall mean the widest discretion which it is legally permissible for a fiduciary to exercise.

Section 9.8. Amendment. The Grantor may at any time or from time to time by a written instrument executed by Grantor and delivered to Trustees, amend, alter or modify this Trust Agreement, or revoke any portion or portions hereof and may amend, alter or revoke any amendments hereto.

IN WITNESS WHEREOF, the parries have executed this Trust Agreement or caused this Trust Agreement to be executed as of the 18th day of November, 1998.

IN PRESENCE OF:

MONT ROYAL, L.L.C., Grantor

By:
Witness	Its Authorized Signatory

Witness	Keith S. Harbison, Trustee

Witness	John J. Horgan, Jr., Trustee